Exhibit 99.1

Logicvision Reports Fourth Quarter And Fiscal Year 2004 Financial Results

2004 Revenue Up 12 Percent Over 2003

          SAN JOSE, Calif., Jan. 25 /PRNewswire-FirstCall/ -- LogicVision, Inc. (Nasdaq: LGVN), a leading provider of embedded yield enhancement solutions for integrated circuits and systems, today announced financial results for the fourth quarter and fiscal year ended Dec. 31, 2004.

          Fourth Quarter 2004 Results
          Revenues for the fourth quarter were $2.73 million, up from the $2.69 million in the third quarter of 2004.

          Net loss for the fourth quarter was $2.3 million, or a net loss of $0.13 per share, compared with a net loss of $1.8 million, or a net loss of $0.11 per share reported in the third quarter of 2004.  The higher net loss in the fourth quarter was primarily due to additional expenses related to product development.

          Gross margins in the fourth quarter were 69 percent, the same as last quarter.

          Operating expenses were $4.2 million, compared with $3.7 million in the third quarter of 2004.  Operating expenses increased as planned due to higher product development, selling and marketing expenses.

          At Dec. 31, 2004, LogicVision had $26.3 million in cash and cash equivalents, short-term investments and marketable securities, with $3.5 million of bank borrowings.

          LogicVision exited the fourth quarter with a backlog of $18.7 million, including $8.1 million of deferred revenues, compared with a backlog of $18.2 million, including $8.3 million of deferred revenues, at the end of the prior quarter.  New orders booked in the fourth quarter totaled $2.7 million.

          Fiscal Year 2004 Results
          For the fiscal year ended Dec. 31, 2004, LogicVision reported revenues of $10.1 million, a 12 percent increase from revenues of $9.0 million in 2003. The net loss for 2004 was $8.4 million, or a net loss of $0.51 per share, a 30 percent decrease from the 2003 net loss of $12.0 million or a net loss of $0.78 per share.

          Gross margins in 2004 were 68 percent, compared with 69 percent in the prior year.

          “We are very pleased to have achieved our second highest quarterly revenues in the last nine quarters, and we exceeded the fourth quarter guidance that we provided on Oct. 26, 2004,” said James T. Healy, president and CEO of LogicVision.  “We have seen consecutive revenue growth over each of the last three quarters, and we look forward to growth in 2005 and beyond.

          “We completed the SiVerion, Inc. acquisition during the fourth quarter, which we believe will accelerate time-to-yield and bottom line profits for our customers, including fabless designers, IDM’s and semiconductor manufacturers,” said Healy.  “We remain optimistic about future business activity from our existing customers and about generating new customer interest as a result of the acquisition.”

          Guidance for the First Quarter of 2005

          -- Revenues for Q1 are expected to be in excess of $3.4 million.

          -- Net loss for Q1 is expected to be in the range of $2.1 million to $2.4 million, or a net loss of $0.12 to $0.14 per share.  The company expects operating expenses to increase as it continues to invest in the business to improve its product and increase customer adoption, as well as to absorb the business operations of its recently completed acquisition of SiVerion, Inc.

          -- Cash and cash equivalents, short-term investments and marketable securities are expected to be approximately $22.0 million at the end of Q1. The decline in cash is expected to result from the quarterly operating expenses and working capital requirements.

          Conference Call
          LogicVision will broadcast its conference call discussion of fourth quarter and 2004 financial results on Tuesday, Jan. 25, 2004 at 2 p.m. Pacific time.  To listen to the call, please dial 210-839-8500, pass code: “LogicVision.”  A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial 402-220-9649. The LogicVision financial results conference call will be available via a live web cast on the investor relations section of the company’s web site at http://www.logicvision.com . An archived web cast of the call will be available at http://www.logicvision.com for one year.

          About LogicVision, Inc.
          LogicVision provides proprietary technology that enhances yield in the manufacturing of complex semiconductors.  LogicVision’s embedded yield enhancement solution allows integrated circuit designers to embed test functionality that is used both during semiconductor production and throughout the useful life of the chip.  Through use of these LogicVision “eyes” in the die, customers can enhance their product yield, maximize quality, lower test costs and speed time to market. More information is available at www.logicvision.com.

          FORWARD-LOOKING STATEMENTS
          Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s outlook and continuing progress, expectations regarding customer adoption and demand, the features, benefits and enhancements of the Company’s products, expected benefits of the SiVerion acquisition, and the Company’s expected financial results and condition, including revenues, expenses, net loss and cash and cash equivalents, short-term investments and marketable securities, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility that orders could be cancelled or not renewed, the ability of the Company to negotiate and sign customer agreements and obtain purchase orders, trends in capital spending in the semiconductor industry, the timing and nature of customer orders, the impact of competitive products and alternative technological advances, and the ability to integrate SiVerion into the Company’s business and operations following the acquisition, and other risks detailed in LogicVision’s Form 10-K for the year ended December 31, 2003, and Form 10-Q for the quarter ended September 30, 2004, and from time to time in LogicVision’s SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

          NOTE:  LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

LOGICVISION, INC
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,

	2004	2003	2004	2003

Revenues:
License Revenue	$1,575	$2,695	$5,686	$4,740
Service Revenue	1,118	872	4,095	3,987
Product Revenue	35	145	313	275

Total revenues	2,728	3,712	10,094	9,002

Cost of revenues:
License Revenue	187	42	323	186
Service Revenue	639	467	2,616	2,480
Product Revenue	33	47	299	100

Total cost of revenues	859	556	3,238	2,766

Gross profit	1,869	3,156	6,856	6,236

Operating expenses:
Research and development	1,452	1,445	5,111	4,971
Sales and marketing	1,707	2,438	6,075	9,556
General and administrative	1,020	1,112	4,386	4,279

Total operating expenses	4,179	4,995	15,572	18,806

Loss from operations	(2,310)	(1,839)	(8,716)	(12,570)
Interest and other income	71	121	395	644

Loss before provision for income taxes	(2,239)	(1,718)	(8,321)	(11,926)
Provision for income taxes	31	(34)	67	89

Net loss	$(2,270)	$(1,684)	$(8,388)	$(12,015)

Net loss per common share, basic and diluted	$(0.13)	$(0.11)	$(0.51)	$(0.78)

Weighted average number of shares outstanding, basic and diluted	17,394	15,755	16,338	15,495

BALANCE SHEETS
(in thousands, except per share amounts)
(Unaudited)

	December 31, 2004	December 31, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$6,690	$15,475
Short-term investments	14,652	3,782
Accounts receivable, net	1,125	2,756
Prepaid expenses and other current assets	1,459	1,251

Total current assets	23,926	23,264
Property and equipment, net	907	922
Marketable securities	4,960	11,801
Intangible assets, net	767	—
Goodwill	6,846	—
Other long-term assets, net	1,837	508

Total assets	$39,243	$36,495

Total cash and cash equivalents, short-term investments and marketable securities	$26,302	$31,058

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$3,500	$—
Accounts payable	481	754
Accrued liabilities	2,385	1,389
Deferred revenue	4,885	5,482

Total current liabilities	11,251	7,625
Deferred revenue	3,184	1,719

Total liabilities	14,435	9,344

Stockholders’ Equity:
Common stock	2	2
Additional paid-in capital	103,734	97,759
Deferred stock-based compensation	(1)	(132)
Accumulated other comprehensive income	74	135
Accumulated deficit	(79,001)	(70,613)

Total stockholders’ equity	24,808	27,151

Total liabilities and stockholders’ equity	$39,243	$36,495

SOURCE  LogicVision, Inc.
          -0-                             01/25/2005
          /CONTACT:  Bruce M. Jaffe, Vice President & CFO of LogicVision, Inc.,
+1-408-453-0146, or InvestorRelations@logicvision.com; or Christina Carrabino,
 +1-650-470-0200, or Christina@stapleton.com, for LogicVision/
          /Web site:  http://www.logicvision.com /
          (LGVN)